Exhibit 10.2

Gentherm Incorporated
Performance Bonus Plan

(Effective January 1, 2017)

1. Purpose

The purpose of this Gentherm Incorporated Performance Bonus Plan (the “Plan”) is to attract, motivate, reward and retain eligible employees by making a portion of their cash compensation dependent on (i) the performance of Gentherm Incorporated (the “Company”), and (ii) individual performance.

2. Participants

The individuals to whom incentive bonus payments may be made hereunder shall be the executive officers of the Company, as determined by the Company’s Board of Directors (the “Executive Officer Participants”), and such other key employees of the Company and subsidiaries of the Company as the Chief Executive Officer shall determine in his or her sole discretion (the “Other Participants” and, together with the Executive Officer Participants, the “Participants”).

3. The Committee

(a)The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer and interpret the Plan for the Executive Officer Participants.  With the oversight of the Compensation Committee, the Chief Executive Officer shall administer and interpret the Plan for the Other Participants; provided, however, that the Chief Executive Officer’s administration and interpretation shall not be in direct conflict with the actions taken by the Committee.  The Committee and the Chief Executive Officer, in the exercise of the foregoing powers, shall be referred to as the “Administrator.”

(b)     Subject to the express provisions and limitations of this Plan, applicable law and the listing standards of the Nasdaq Stock Market (or other national securities exchange, as applicable), the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)

To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Administrator to be inconsistent with the purposes of the Plan;

(ii)	To designate Participants and to determine the incentive bonus payments, if any, to be made to such Participants;

(iii)	To prescribe and amend the terms of any agreements or other documents under the Plan;

(iv)	To determine whether, and the extent to which, adjustments are required pursuant to Section 5 hereof;

(v)

To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any incentive bonus payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi)	To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)     All decisions, determinations and interpretations by the Administrator regarding the Plan and incentive bonus payments shall be final and binding on all Participants. The Administrator may consider such factors, as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4.Target Bonus and Earned Bonus

(a)Each Participant will have a target incentive bonus for each fiscal year during the term of this Plan stated as a percentage of his or her annual base salary (the “Target Bonus Percentage”).  Bonus payments under this Plan, if any, shall be paid based on performance measurements determined half way through each year and at the end of each year.  Bonuses paid with respect to the First Half Performance Period (as defined herein) are based on Company and individual performances during the First Half Performance Period.  Bonuses paid with respect to the Second Half Performance Period (as defined herein) are based on Company and individual performances for the entire year (including both the First Half Performance Period and the Second Half Performance Period) and paid only after deducting the amount of any bonus that was already paid to the Participant based on the First Half Performance Period.  For purposes of computing the bonus to be paid for each bonus period under this Plan, the “Applied Target Bonus Percentage” shall be as follows: for the First Half Performance Period, one-half of the Target Bonus Percentage, and, for the Second Half Performance Period, the entire Target Bonus Percentage.

As an example of the foregoing, if an individual with a salary of $100,000 has a 20% Target Bonus Percentage (and thus a target bonus of $20,000), his Applied Target Bonus Percentage will be 10% for the First Half Performance Period and 20% for the Second Half Performance Period (and, as noted above, the amount of bonus actually paid to the Participant following the Second Half Performance Period will be computed under the terms of the Plan below by deducting any bonus that was already paid to the Participant based on the First Half Performance Period).  Example computations of the bonus payments to such hypothetical individual (the “Example Participant”) are set forth further below.

(b)A Participant’s annual base salary as of last business day of the applicable Performance Period (as defined herein), as reflected in the Company’s payroll records, shall be used to calculate the earned bonus for such Performance Period; provided, however, (i) for terminations under Sections 6(a)(i) or (iii) hereof prior to last business day of the performance period, the annual base salary in effect as of the date of termination shall be used and (ii) for a new hire under Section 7(a) hereof that is hired after the beginning of a Performance Period, the annual base salary in effect on the date of hire shall be used. The annual base salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under the Plan or any other bonus, incentive (including equity incentive) or special pay awards.

(c) No incentive bonus payment shall be paid to a Participant unless he or she is an employee of the Company as of the payment date for the applicable Performance Period, except as permitted by Section 6 hereof.

(d)Financial results for Company Performance Goals (as defined herein) must be finalized as appropriate by the Chief Financial Officer (or person having similar duties) and, in the case of full year financial results used for Company Performance Goals, must be computed using financial results audited by an independent registered public accounting firm before earned bonuses can be calculated and paid.  Further, no incentive bonus payments will be made unless and until the Administrator approves payments in accordance with the Plan.  The incentive bonus payments hereunder shall be made in cash in the employee’s local currency (the same currency for which the employee receives his or her regular salary).

(e)Notwithstanding Section 4(d) hereof, (i) the First Half Earned Bonus (as defined herein) shall be paid in August or September of the year of the First Half Performance Period, and (ii) the Second Half Earned Bonus (as defined herein) shall be paid in February or March of the year subsequent to the Second Half Performance Period, with the specific date of payment in such applicable periods determined by the Administrator.

5. Performance Measures and Earned Bonus

(a)As used herein, January 1 through June 30 of the calendar year is referred to as the “First Half Performance Period” and July 1 through December 31 of the calendar year is referred to as the “Second Half Performance Period”.  Together, the First Half Performance Period and the Second Half Performance Period are referred to herein as the “Performance Periods”.

(b)A base bonus shall be determined for each Participant for each Performance Period based upon the achievement of the Company Performance Goals (defined below) for the applicable Performance Period (referred to as the “First Half Base Bonus” for the First Half Performance Period and the “Second Half Base Bonus” for the Second Half Performance Period).  Each of the First Half Base Bonus and the Second Half Base Bonus shall be modified by the Individual Performance Modifier as set forth below, and as so modified shall be referred to as the “Modified First Half Bonus” and “Modified Second Half Bonus,” respectively.  The Modified First Half Bonus and Modified Second Half Bonus may be further modified by the Administrator in its sole discretion, and as so further modified or not, shall be referred to as the “First Half Earned Bonus” and “Second Half Earned Bonus.”

(c) Company Performance Goals.

(i)(A) The First Half Base Bonus shall be based upon the Company’s actual revenue and the Company’s actual earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and any other non-recurring adjustments that the Committee determines, in its discretion, should be excluded (“Adjusted EBITDA”) for the First Half Performance Period measured against revenue and Adjusted EBITDA targets pre-established by the Committee (the “First Half Company Performance Goals”) and (B) the Second Half Base Bonus shall be based upon the achievement of the Company’s actual revenue and actual Adjusted EBITDA for the full year (taking into consideration both the First Half Performance Period and the Second Half Performance Period) measured against revenue and EBITDA targets pre-established by the Committee for such full year (the “Second Half Company Performance Goals” and, together with the First Half Company Performance Goals, the “Company Performance Goals”).  If an unusual or extra-ordinary event significantly impacts the Company Performance Goals, the Committee has the discretion to adjust the Company Performance Goals as appropriate. The Committee shall determine, for each Performance Period, the relative weight of the revenue and Adjusted EBITDA targets that comprise the Company Performance Goals.  For example, the Committee may determine that the Company Performance Goals for a particular Performance Period should be based 50% on achievement of revenue targets and 50% on achievement of EBITDA targets.  The Committee shall also determine, for each Performance Period, the “Threshold Company Performance”, which is the minimum Company financial achievement necessary before any bonus may be paid under the Plan.  The Threshold Company Performance for any particular Performance period may be based solely on actual revenue, solely on actual Adjusted EBITDA or on a combination of both.

(ii)The First Half Base Bonus and Second Half Base Bonus shall be calculated as 0% to 150% of the Applied Target Bonus Percentage based on the achievement of each Company Performance Goal for the applicable Performance Period, as set forth in the table below.  There shall be a linear increase in the First Half Base Bonus and Second Half Base Bonus earned between such threshold, target and maximum amounts.

Company Performance Goal	Degree of Performance Achieved	Percent of Applied Target Bonus Percentage to Compute Base Bonus
Below Threshold Company Performance OR Below 85% of the Target	Below Threshold	0%
85% of the Target	Threshold	50%
100% of Target	Target	100%
120% or more of Target	Maximum	150%

As an example of the foregoing, if, during a First Half Performance Period, the Threshold Company Performance was established as 85% of target Adjusted EBITDA, the Company achieved more than 85% of the target Adjusted EBITDA and the Company achieved 95% of the Company Performance Goals, then, with respect to the Example Participant, his First Half Base Bonus would be 83.33% of his Applied Target Bonus (determined based on a linear increase between the Threshold and the Target above), which is 8.33% (83.33% x 10%) of his salary for the First Half Performance Period or $8,333.

(c) Individual Performance Modifier.  The “Modified First Half Bonus” and “Modified Second Half Bonus,” respectively, shall be calculated as the (i) First Half Base Bonus or Second Half Base Bonus, respectively, multiplied by (ii) the Performance Modifier (as determined by the table below).  The individual performance ratings shall be determined by the Administrator, with the intention that the Performance Modifier for the First Half Performance Period be only based on the Participant’s individual performance during the First Half Performance Period while the Performance Modifier for the Second Half Performance Period be based on the Participant’s average individual performance for the entire year (including both the First Half Performance Period and the Second Half Performance Period).  The Administrator reserves the right to apply subjective, discretionary criteria to determine the individual performance objectives and performance thereof, and the Administrator also may adjust a Participant’s individual performance rating based on the actual distribution of performance ratings of Participants in order to ensure the Company’s aggregate payments under the Plan do not exceed the funding authorized under the Plan.

Individual Performance Ratings
Level	Level Number	Performance Modifier
Breakthrough Performer	6	135%
Outstanding	5	120%
Valued Contributor	4	110%
Performs to Expectations	3	100%
Room for Improvement	2	60%
Unacceptable	1	0%

Continuing the example from above, if, during a First Half Performance Period, the Example Participant received an individual performance rating of “4”, then the First Half Base Bonus would be multiplied by 110% for a blended percentage of 92% [83.33% x 110%] and the Modified First Half Bonus would be $9,200, prior to any adjustments by the Administrator as permitted under the Plan.

(d)Notwithstanding the attainment of financial results, all earned bonuses under the Plan are subject to reduction or elimination by the Administrator prior to payment.  For example, but not as a limitation of the foregoing general provision, a reduction in any and all earned bonuses may be made if earnings are achieved in ways that are considered not in the best interests of the Company’s shareholders or not authorized by the Board of Directors or management.

(e)The First Half Earned Bonus, based on the Modified First Half Bonus as adjusted by the Administrator as permitted under this Plan, shall be payable at the time set forth in Section 4(e).  The Second Half Earned Bonus, based on the Modified Second Half Bonus as adjusted by the Administrator as permitted under this Plan, shall be payable at the time set forth in Section 4(e) but only for the amount by which the Second Half Earned Bonus exceeds the First Half Earned Bonus actually paid to the Participant for such year.

Continuing the example from above concerning an Example Participant, if the First Half Earned Bonus was $9,200 and if, for the entire year, the Threshold Company Performance was established as 85% of target Adjusted EBITDA, the Company achieved more than 85% of the target Adjusted EBITDA and the Company achieved 110% of the Company Performance Goals, then his Second Half Base Bonus would be 125% of his Applied Target Bonus (determined based on a linear increase between the Target and the Maximum Company performance measurement points), which is 24% (125% x 20%) of his salary for the Second Half Performance Period or $24,000.  Further assuming that the Example Participant received a performance rating of “5” for the entire year (based on the Participant’s average individual performance for the entire year, including both the First Half Performance Period and the Second Half Performance Period), then the Second Half Base Bonus would be multiplied by 120% for a blended percentage of 150% [125% x 120%] and the Modified Second Half Bonus would be $30,000 [150% x 20% x $100,000], and the actual Second Half Earned Bonus (before any adjustments by the Administrator as permitted under the Plan) would be $20,800 [$30,000 - $9,200].  For clarity, the Second Half Earned Bonus can never be less than zero.

6.Termination of Employment; Change in Control.

(a)Death or Disability During the Performance Period.

(i)

If a Participant’s employment is terminated due to death, the bonus will be earned and paid (to the estate of the Participant) on a pro rata basis.  The pro rata period will be from the beginning of the Performance Period until the date of death.

(ii)	A Participant’s disability of 30 calendar days or less will not have an impact on the Participant’s eligibility to earn a bonus under the Plan.

(iii)

If a Participant’s disability lasts more than 30 calendar days, then a bonus may be earned only for fiscal quarters in which the Participant works more than 60 calendar days and will be earned on a pro rata basis for days worked in the applicable fiscal quarters.

(b)Voluntary Termination.  If a Participant’s employment is terminated due to a voluntary termination, excluding a retirement that meets the definition of retirement established by the Committee, no bonus will be earned by or paid to the Participant.  In the case of qualifying retirement, the Administrator shall have the discretion, but not the obligation, to pay a pro rata pro rata bonus for the applicable Participant for the Performance Period during which the Participant retired in accordance with Section 7.

(c)Involuntary Termination.  If a Participant’s employment is terminated for cause (but excluding any other event otherwise described in this Section 6), no bonus will be earned by or paid to the Participant.  For purposes of the Plan, a termination for “cause” means a material failure to perform such employee’s duties and responsibilities to a satisfactory degree, any violation of laws or regulations or a material violation of Company policies and procedures.  If a Participant’s employment is terminated without cause, the Administrator shall have the discretion, but not the obligation, to approve a pro rata bonus for the applicable Participant for the Performance Period during which the Participant was terminated in accordance with Section 7.

(d)Change in Control. If there is a Change in Control (as defined under the Company’s 2013 Equity Incentive Plan, as amended, or any successor equity incentive plan) and a Participant is terminated by the Company (or any successor thereof, by merger, acquisition or otherwise) within six months of such Change in Control for any reason other than for intentional acts of material misconduct or omission in carrying out the duties and responsibilities of such Participant’s position, such Participant shall earn a cash bonus equal to the Target Bonus Percentage for the applicable Performance Period in which the Change in Control occurred multiplied by the greater of his or her actual base salary in effect on the date of (i) the employment termination and (ii) the Change in Control.  Such payments shall be paid in cash to the Participant as soon as administratively possible, but not later than 30 days following such termination.

(e)Section 409A.  Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon “separation from service” of a “specified employee” (as such terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended), then such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

(f) Timing of Payments.  Except as set forth in Sections (6)(d) and (e) hereof, earned bonuses under this Section 6 will be paid to Participants approximately at the same time as bonuses are made to other Participants under the Plan for the applicable Performance Period.

7.Pro Rata Bonuses.

(a)New Hires.  A new employee who becomes a Participant in connection with such hire shall earn a pro rata bonus from the date of hire.

(b)Transfer; Promotion; Demotion; Retirement; Involuntary Termination Without Cause.

(i)	For an existing employee who is transferred to a new position which results in such employee becoming a Participant, the pro rata period shall begin from the date of transfer.

(ii)

For an existing employee who was a Participant prior to a promotion and who continues to be a Participant thereafter, and the Target Bonus Percentage is increased, the earned bonus will be based on two pro rata periods: (i) from the beginning of the Performance Period through the date immediately preceding such promotion, and (ii) from the date of such promotion until the end of the Performance Period.

(iii)

For an existing employee who was a Participant and who is demoted such that the employee is no longer a Participant thereafter, the pro rata period will end on the date immediately preceding such demotion.

(iv)	For an existing employee who retires and for whom a pro rata bonus is approved by the Administrator under Section 6(b), the pro rata period will end on the date immediately preceding such retirement.

(v)

For an existing employee who was a Participant and who is involuntary terminated without cause and for whom a pro rata bonus is approved by the Administrator under Section 6(c), the pro rata period will end on the date immediately preceding such termination.

(c)Achievement of Performance Period Company Performance Measures. A pro rata bonus will be earned only if the applicable Company Performance Goals also are satisfied for the full Performance Period.

(d)Timing of Pro Rata Payments.  Earned pro rata bonuses under this Section 7 will be paid to Participants approximately at the same time as bonuses are made to other Participants under the Plan for the applicable Performance Period

8.Bonus Clawback.

If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, the Company is authorized under this Plan to seek reimbursement of excess incentive bonus payments under the Plan to Executive Officer Participants for the relevant performance periods; provided, this Section 8 only shall apply to any bonuses earned for the three completed fiscal years prior to the date the Company determines such restatement is required. For purposes of this Plan, an excess incentive bonus payment means the positive difference, if any, between (i) the bonus paid to the Executive Officer Participant and (ii) the bonus that would have been made to the

Executive Officer Participant had the performance been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participants an additional bonus should the restated financial statements result in a higher bonus.

9. General

(a)Amendment and Termination. The Company reserves the right to amend or terminate this Plan at any time by action of the Board of Directors or the Committee with respect to future services of Participants.  To comply with local laws, the Company (acting through the Administrator) reserves the right to adopt amendments, rules, procedures, guidelines or other documents (collectively “Addendums”) affecting this Plan at any time that are applicable only to such local jurisdictions; provided, however, that any Addendums that are applicable to any Executive Officer Participants must be reflected in a written amendment to this Plan that is approved by the Committee.

(b)Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Participant such Taxes as may be required by law, or if permitted by law, to otherwise require the Participant to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Tax obligations.

(c)No Assignment. Unless the Committee expressly provides otherwise in writing, no Participant nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus payment.

(d)Non-Exclusivity. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

(e)Employment at Will. Neither the Plan, the selection of a person as a Participant, the payment of any bonus to any Participant, nor any action by the Company or the Administrator shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(f)No Vested Interest or Right.  Except as specified under Section 6 hereof, at no time before the actual payment of a bonus to any Participant or other person shall any Participant or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Participants identically under the Plan.

(g)Beneficiary Designation.  Each Participant may name, from time to time, any beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime.

(h)Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(i)Governing Law.  The Plan and any agreements and documents hereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction) and applicable federal law.

(j)Code Section 409A. It is intended that this bonus plan be exempt from or comply with Code Section 409A, and the plan shall be interpreted and administered consistent with that intent; provided, however, that under no circumstances whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon a participant, or any other damage suffered by a participant, on account of the bonus plan being subject to but not in compliance with Code Section 409A.  For purposes of Code Section 409A, each of the First Half Earned Bonus and the Second Half Earned Bonus shall be treated as a separate payment.